UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2009

ARCADIA RESOURCES, INC.
 (Exact name of registrant as specified in its charter)

Nevada	001-32935	88-0331369
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9229 Delegates Row, Suite 260, Indianapolis, Indiana	46240
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (317) 569-8234

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 10, 2009 the Registrant issued and sold, pursuant to a Note Purchase Agreement, an unsecured non-interest bearing promissory note (the “Note”) to a private investment fund in the stated principal amount of $2.4 million (the “Principal Amount”), maturing on April 1, 2010 (the “Maturity Date”). The Note is subject to acceleration following certain standard events of default, and will bear default interest at the rate of 15% per annum on any unpaid amounts then due under the Note. The Note is also subject to immediate mandatory repayment from the proceeds of any subsequent single or integrated debt or equity issuance in excess of $5 million in the aggregate.

The purchase price paid for the Note was $2.3 million. The Note may be voluntarily paid by the Registrant at any time prior to maturity, without penalty. If the Note is voluntarily paid on or after December 1, 2009 but prior to the Maturity Date, $37,500 will be added to the Principal Amount, and if paid on the Maturity Date, $75,000 will be added to the Principal Amount.

Burnham Hill Partners LLC acted as placement agent and was paid a fee of $69,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arcadia Resources, Inc.

By: /s/ Matthew R. Middendorf
Matthew R. Middendorf
Its: Chief Financial Officer, Treasurer and Secretary

Dated: September 15, 2009